Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Cawley, Gillespie & Associates, Inc., hereby consents to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our summary report dated January 18, 2019 included in the Annual Report on Form 10-K of Midstates Petroleum Company, Inc. for the fiscal year ended December 31, 2018, as well as in the notes to the financial statements included therein.

By:	/s/ J. Zane Meekins
Name:	J. Zane Meekins
Title:	Executive Vice President

Cawley, Gillespie & Associates, Inc.

Texas Registered Engineering Firm F-693

Fort Worth, Texas

October 2, 2019